Exhibit 3.3

AMENDMENT TO

CERTIFICATE OF DETERMINATION OF PREFERENCES

OF

7.375% CUMULATIVE PREFERRED STOCK, SERIES O

OF

PS BUSINESS PARKS, INC.

The undersigned, Stephanie Heim and Edward A. Stokx, Vice President and Chief Financial Officer, respectively, of PS BUSINESS PARKS, INC., a California corporation, do hereby certify:

FIRST: Pursuant to and in accordance with the provisions of Section 401(c) of the California Corporations Code and the Articles of Incorporation of the Corporation, the Board of Directors of the Corporation has duly adopted the recitals and resolutions attached hereto as Exhibit A and incorporated herein by reference authorizing and increasing the authorized number of shares of the Corporation’s 7.375% Cumulative Preferred Stock, Series O, from 3,450 to 3,800 for a net increase of 350 shares.

SECOND: The number of shares of the corporation’s 7.375% Cumulative Preferred Stock, Series O, that are currently outstanding is 3,000.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

IN WITNESS WHEREOF, the undersigned have executed this certificate this 10th day of August, 2006.

/s/ Stephanie Heim
Stephanie Heim, Vice President

/s/ Edward A. Stokx
Edward A. Stokx, Chief Financial Officer

EXHIBIT A

RESOLUTION OF THE BOARD OF DIRECTORS

OF PS BUSINESS PARKS, INC.

INCREASING THE AUTHORIZED NUMBER OF SHARES OF

7.375% CUMULATIVE PREFERRED STOCK, SERIES O

RESOLVED: That pursuant to the authority conferred in the Board of Directors by Article III of the Restated Articles of Incorporation of this corporation and the resolutions creating the corporation’s 7.375% Cumulative Preferred Stock, Series O, the number of shares constituting the corporation’s 7.375% Cumulative Preferred Stock, Series O, is increased from 3,450 to 3,800 shares.